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                                                                    EXHIBIT 99.1

HAYES LEMMERZ COMPLETES NEW $65 MILLION U.S. ASSET BASED RECEIVABLES SECURITIZATION FACILITY

Northville, MI (May 31, 2006) -- Hayes Lemmerz International, Inc. (NASDAQ:
HAYZ) announced today that it has established a new $65 million U.S. asset-backed receivable securitization facility in order to improve its overall liquidity and diversify its funding sources. The new facility replaces the domestic accounts securitization program currently in place.

The facility provides revolving credit for the purpose of financing trade receivables through a special purpose vehicle. The facility will be funded by several financial institutions, which will make loans secured by the receivables to the special purpose vehicle. The proceeds of the initial loans are expected to be used to pay off the existing securitization facility and for general corporate purposes. Funding made under the facility will bear interest at LIBOR plus 2.50%. The facility has an expiration date of June 3, 2008.

"This securitization facility provides Hayes Lemmerz with approximately $30 million of incremental liquidity. It replaces an existing program that was limited by certain customer receivable concentration limits," said James Yost, Chief Financial Officer. "The Company remains focused on ensuring adequate liquidity. We are pleased with the continued support shown by our lenders."

Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 35 facilities and approximately 10,000 employees worldwide.

Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162